FOR IMMEDIATE RELEASE

Harley-Davidson delivers solid third quarter financial results

MILWAUKEE (October 27, 2021) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported third quarter results.

“Harley-Davidson delivered a solid third quarter and we have seen many of our Hardwire strategic initiatives perform well, providing encouraging initial proof points of our five-year strategy,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “Our teams continue to work to mitigate the impact of the ongoing supply chain challenges that our sector faces, however our performance underlines that we are on course to deliver our long-term Hardwire strategy.”

Third Quarter 2021 Highlights and Results

•GAAP diluted EPS of $1.05, up $0.27 over Q3 2020
•Total HDI revenue grew 17 percent behind increased shipments and favorable motorcycle unit mix
•Motorcycles and Related Products (Motorcycles) segment operating margin was 8.4 percent, which was 3.6 percentage points better than Q3 2020; driven by unit mix, pricing and reduced restructuring expense offsetting the cost increases across the supply chain and the impact of EU tariffs
•Financial Services segment operating income growth of $15 million over Q3 2020 driven by lower interest expense
•Launched Sportster® S, the all-new Sportster motorcycle built on the Revolution® Max platform

Third Quarter 2021 Results

Harley-Davidson, Inc. Consolidated Financial Results                      nm – not meaningful

$ in millions (except EPS)	3rd quarter			9 months
	2021	2020	Change	2021	2020	Change
Revenue	$1,365	$1,166	17%	$4,320	$3,329	30%
Net Income	$163	$120	36%	$628	$98	nm
GAAP Diluted EPS	$1.05	$0.78	35%	$4.06	$0.64	nm
Adjusted Diluted EPS	$1.18	$1.05	12%	$4.29	$1.19	nm

Q3 consolidated revenue was up 17 percent versus Q3 2020 driven by growth in the Motorcycles segment thanks to stronger unit sales and a favorable unit mix. Total net income growth of 36 percent was driven by growth across both the Motorcycles and the Financial Services segments.

Motorcycles and Related Products Segment Results nm – not meaningful

$ in millions	3rd quarter			9 months
	2021	2020	Change	2021	2020	Change
Motorcycle Shipments (thousands)	47.9	43.0	12%	159.4	124.3	28%
Revenue	$1,161	$964	20%	$3,724	$2,733	36%
Motorcycles	$886	$684	29%	$2,932	$2,030	44%
Parts & Accessories	$205	$210	(3)%	$577	$513	12%
General Merchandise	$49	$49	0%	$155	$136	14%
Gross Margin	26.7%	29.8%	(3.1) pts.	30.6%	26.1%	4.4 pts.
Operating Income	$98	$47	109%	$511	$10	nm
Operating Margin	8.4%	4.8%	3.6 pts.	13.7%	0.4%	13.3 pts.

Revenue from the Motorcycles segment was up significantly during the third quarter of 2021 primarily driven by a 12 percent increase in wholesale shipments, favorable motorcycle unit mix and pricing. Parts & Accessories third quarter revenue was down slightly while General Merchandise was flat to Q3 2020 as both businesses faced strong prior year Q3 comparisons as dealers reopened after pandemic-related closures.

Third quarter gross margin was down 3 percentage points to Q3 prior year as a margin benefit attributed from stronger volume, profitable mix and pricing was more than offset by the negative cost headwinds across the supply chain and higher EU tariffs (2.5 percentage point impact). Q3 operating margin finished up versus prior year as the company’s comparison period included heavier Rewire restructuring charges.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	3rd quarter			9 months
	2021	2020	Change	2021	2020	Change
North America	33.9	33.2	2%	114.8	92.0	25%
EMEA	9.4	11.2	(16)%	24.6	29.9	(18)%
Asia Pacific	6.5	7.6	(15)%	18.3	20.3	(10)%
Latin America	1.0	1.8	(41)%	2.6	4.8	(45)%
Worldwide Total	50.8	53.8	(6)%	160.3	147.0	9%

Global retail motorcycle sales in the third quarter (down 6 percent to prior year) were impacted by the strategic decisions made as part of the Rewire strategy, including the exit of unprofitable product segments and markets, as well as, macro supply chain challenges, including slower shipping times to the international markets.

Q3 North America retail performance was up over last year, offset by declines across international markets.

Financial Services Segment Results

$ in millions	3rd quarter			9 months
	2021	2020	Change	2021	2020	Change
Revenue	$205	$202	2%	$596	$596	(0) %
Operating Income	$107	$91	17%	$320	$119	169%

Financial Services segment operating income was up over prior year in the third quarter, primarily driven by lower interest expense.

Other Results
Harley-Davidson generated $926 million of cash from operating activities year-to-date in 2021. Cash and cash equivalents were $2.1 billion at the end of the third quarter, down $1.5 billion to the end of Q3 2020 as the company has brought down cash balances.

Tax Rate - The company’s year-to-date effective tax rate was 23 percent.

Dividends - The company paid cash dividends of $0.15 per share in Q3 2021.

Outlook
For the full-year 2021, the company now expects:
•Financial Services segment operating income growth of 95 to 105 percent, an increase from the previously communicated range of 75 to 85 percent.
•Capital expenditures of $135 million to $150 million, a decrease from the previously communicated range of $190 million to $225 million.

Additionally, our full-year 2021 Motorcycles segment guidance remains unchanged relative to prior guidance. The company continues to expect:
•Motorcycles segment revenue growth to be 30 to 35 percent.
•GAAP Motorcycles segment operating income margin of 6 to 8 percent given the EU’s decision to keep the current tariff at 31 percent while tariff negotiations occur.

Cash allocation priorities remain to first fund growth through The Hardwire initiatives, then to pay dividends, and the company may also choose to execute discretionary share repurchases.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.

The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS. These non-GAAP measures exclude restructuring plan costs and the impact of European Union (EU) tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of operations. The impact of EU tariffs includes incremental EU tariffs imposed beginning in 2018 on the company’s products shipped from the U.S. and, beginning in 2021, on the company’s products shipped from Thailand. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures, are included later in this press release.

Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “sees,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic; and (ii) the company’s ability to: (A) execute its business plans and strategies, including The Hardwire and the evolution of LiveWire as a standalone brand, successfully execute its remodeled approach to supply and inventory management, and strengthen its existing business while allowing for desirable growth; (B) mitigate the impact of the revocation of the Binding Origin Information (“BOI”) decisions that allowed the company to supply its European Union market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and favorably resolve risks and uncertainties related to the revocation of the BOI decisions including, among other: (1) uncertainties regarding the quantity and mix of motorcycles that the company imports into the EU; (2) whether the company will be granted temporary relief from the effect of the revocation of the BOI decisions; (3) whether the company will be successful in appealing the revocation of the BOI decisions; (4) uncertainties regarding the size and duration of the EU tariffs; and (5) whether and to what extent the company determines to attempt to pass on the impact of the revocation to dealers and its success in doing so; (C) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (D) invest in electric vehicle (“EV”) technology required to lead the transformation of motorcycling and leverage its engineering expertise, manufacturing footprint, supply chain infrastructure, and global logistics capabilities in the EV sector (E) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (F) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (G) successfully carry out its global manufacturing and assembly operations; (H) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand America Touring, large Cruiser and Trike, and growing its complementary businesses; (I) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (J) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (K) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (L) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (M) successfully manage and reduce costs throughout the business; (N) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (O) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (P) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (Q) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (R) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (S) successfully maintain a manner in which to sell motorcycles in China and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (T) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (U) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (V) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (W) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (X) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (Y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (AA) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (BB) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (CC) manage its exposure to product liability claims and commercial or contractual disputes; (DD) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; (EE) achieve anticipated results with respect to the company’s recently launched pre-owned motorcycle program, Harley-Davidson Certified, and the company’s H-D1 Marketplace; and (FF) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company’s complex global supply chain.

The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors.

In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior, HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers and the favorable impact of recent federal stimulus payments, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Motorcycles and Related Products revenue	$1,160,618	$964,029	$3,724,225	$2,733,091
Gross profit	310,425	287,233	1,137,961	713,781
Selling, administrative and engineering expense	212,243	196,912	626,211	618,912
Restructuring expense	517	43,581	731	84,586
Operating income from Motorcycles and Related Products	97,665	46,740	511,019	10,283

Financial Services revenue	204,692	201,655	595,650	596,064
Financial Services expense	98,047	110,177	275,487	475,771
Financial Services restructuring expense	98	334	436	1,278
Operating income from Financial Services	106,547	91,144	319,727	119,015

Operating income	204,212	137,884	830,746	129,298
Non-operating expense, net	(6,723)	(4,956)	(17,053)	(19,759)
Income before income taxes	197,489	132,928	813,693	109,539
Provision for income taxes	34,516	12,710	185,236	11,843
Net income	$162,973	$120,218	$628,457	$97,696

Earnings per share:
Basic	$1.06	$0.78	$4.09	$0.64
Diluted	$1.05	$0.78	$4.06	$0.64

Weighted-average shares:
Basic	153,863	153,252	153,700	153,153
Diluted	155,117	153,915	154,903	153,790

Cash dividends per share:	$0.15	$0.02	$0.45	$0.42

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Net income excluding restructuring plan costs and the impact of EU tariffs
Net income (GAAP)	$162,973	$120,218	$628,457	$97,696
Restructuring plan costs	615	43,915	1,167	85,864
Impact of EU tariffs	25,562	1,825	44,281	17,732
Tax effect of adjustments(a)	(5,563)	(4,091)	(10,126)	(19,333)
Adjustments net of tax	20,614	41,649	35,322	84,263
Adjusted net income (non-GAAP)	$183,587	$161,867	$663,779	$181,959

Diluted EPS excluding restructuring plan costs and the impact of EU tariffs
Diluted EPS (GAAP)	$1.05	$0.78	$4.06	$0.64
Adjustments net of tax, per share	0.13	0.27	0.23	0.55
Adjusted diluted EPS (non-GAAP)	$1.18	$1.05	$4.29	$1.19
(a)The income tax effect of has been computed using the estimated income tax rate for these adjustments

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 26, 2021	December 31, 2020	September 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,061,303	$3,257,203	$3,560,950
Accounts receivable, net	282,627	143,082	232,845
Finance receivables, net	1,540,822	1,509,539	1,701,478
Inventories, net	475,314	523,497	322,375
Restricted cash	153,873	131,642	160,155
Other current assets	194,481	280,470	178,931
	4,708,420	5,845,433	6,156,734
Finance receivables, net	5,322,436	4,933,469	5,142,014
Other long-term assets	1,168,948	1,231,699	1,233,527
	$11,199,804	$12,010,601	$12,532,275
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$982,068	$848,118	$850,385
Short-term deposits	92,626	79,965	29,999
Short-term debt	749,620	1,014,274	1,227,763
Current portion of long-term debt, net	1,605,798	2,039,597	2,109,284
	3,430,112	3,981,954	4,217,431
Long-term debt, net	4,876,292	5,932,933	6,171,676
Other long-term liabilities	559,506	372,929	373,270

Shareholders’ equity	2,333,894	1,722,785	1,769,898
	$11,199,804	$12,010,601	$12,532,275

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 26, 2021	September 27, 2020
Net cash provided by operating activities	$925,551	$1,135,068

Cash flows from investing activities:
Capital expenditures	(61,476)	(92,295)
Finance receivables, net	(476,556)	(143,093)
Other investing activities	2,485	334
Net cash used by investing activities	(535,547)	(235,054)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	1,396,602
Repayments of medium-term notes	(1,400,000)	(1,400,000)
Proceeds from securitization debt	1,169,910	2,064,450
Repayments of securitization debt	(1,013,820)	(735,885)
Net (decrease) increase in unsecured commercial paper	(261,978)	509,978
Net increase in credit facilities	—	150,000
Borrowings of asset-backed commercial paper	27,406	225,187
Repayments of asset-backed commercial paper	(206,671)	(236,846)
Net increase in deposits	210,144	29,992
Dividends paid	(69,316)	(65,002)
Repurchase of common stock	(11,545)	(7,895)
Issuance of common stock under employee stock option plans	4,324	96
Net cash (used) provided by financing activities	(1,551,546)	1,930,677

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11,050)	6,071
Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,172,592)	$2,836,762

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,409,168	$905,366
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,172,592)	2,836,762
Cash, cash equivalents and restricted cash, end of period	$2,236,576	$3,742,128

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$2,061,303	$3,560,950
Restricted cash	153,873	160,155
Restricted cash included in Other long-term assets	21,400	21,023
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,236,576	$3,742,128

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$885,626	$684,344	$2,931,669	$2,030,447
Parts & Accessories	204,506	209,808	577,035	513,201
General Merchandise	49,424	49,356	155,378	136,321
Licensing	8,481	8,894	22,865	21,826
Other	12,581	11,627	37,278	31,296
	$1,160,618	$964,029	$3,724,225	$2,733,091

U.S. MOTORCYCLE SHIPMENTS	27,919	25,284	104,190	69,359

WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	21,988	17,230	79,485	52,656
Cruiser(b)	16,531	14,775	52,117	42,660
Adventure Touring	4,507	—	8,555	—
Sportster® / Street	4,915	10,978	19,262	29,009
	47,941	42,983	159,419	124,325
(a)Includes CVOTM and Trike
(b)Includes Softail® and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2020 to the third quarter of 2021 were as follows (in millions):

	Three months ended	Nine months ended
2020 gross profit	$287	$714
Volume	32	203
Price and sales incentives, net of related costs	15	39
Foreign currency exchange rates and hedging	8	33
Shipment mix	44	169
Raw material prices	(25)	(46)
Manufacturing and other costs	(51)	26
	23	424
2021 gross profit	$310	$1,138

Financial Services - Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Nine months ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Balance, beginning of period	$358,811	$411,015	$390,936	$198,581
Cumulative effect of change in accounting(a)	—	—	—	100,604
Provision for credit losses	11,208	7,835	4,935	178,433
Charge-offs, net of recoveries	(14,185)	(10,148)	(40,037)	(68,916)
Balances, end of period	$355,834	$408,702	$355,834	$408,702
(a)On January 1, 2020, the Company adopted ASU 2016-13 and increased the allowance for loan loss through Retained Earnings, net of income taxes, to establish an allowance that represents expected lifetime credit losses on the finance receivable portfolios at date of adoption.

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
United States	31,699	31,304	107,421	86,376
Canada	2,158	1,915	7,403	5,668
Total North America	33,857	33,219	114,824	92,044
EMEA	9,389	11,184	24,580	29,878
Asia Pacific	6,484	7,631	18,263	20,271
Latin America	1,048	1,768	2,620	4,760
Worldwide retail sales	50,778	53,802	160,287	146,953
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.